Exhibit 10.2

LOAN AGREEMENT FABRINET COMPANY LIMITED AS BORROWER AND BANK OF AYUDHYA PUBLIC COMPANY LIMITED AS BANK

Corp&SME v09092024

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THIS AGREEMENT is made on 17 August 2026 by and between:
(1)FABRINET COMPANY LIMITED, a company incorporated under the laws of Thailand with its registered office located at 5/6 Moo 6 Khlong Nueng Sub-district, Khlong Luang District, Pathum Thani Province, Thailand (the Borrower); and
(2)BANK OF AYUDHYA PUBLIC COMPANY LIMITED, a public company incorporated under the laws of Thailand with its registered office located at 1222 Rama III Road, Khwaeng Bang Phongphang, Khet Yan Nawa, Bangkok, Thailand (the Bank).
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
Availability Period means a period stated in Clause 2.7 (Availability Period) of this Agreement.
Business Day means a day (other than a Saturday, a Sunday or a public holiday of financial institutions announced by the Bank of Thailand) on which banks are opened for general business in Bangkok, Thailand.
Commitment means the amount stated in Clause 2.1 (Commitment) of this Agreement.
Default means:
(a)an Event of Default; or
(b)an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.
Default Rate means the maximum default interest rate chargeable to the defaulting customers pursuant to the Bank’s announcement in relation to the commercial loan (for corporate).
Event of Default means an event or circumstance specified as such in Clause 10 (Events of Default) of this Agreement.
Finance Document means:
(a)this Agreement;
(b)if the Loan under this Agreement is a secured obligation, the Security Documents; and
(c)any other document designated as such by the Bank and the Borrower.
Fixed Deposit Interest Rate for Corporate Customers means the 12-month fixed deposit rate for corporate customers, which shall be announced by the Bank from time to time pursuant to the Bank of Thailand's announcement on the day falling two Business Days prior to the beginning date of each Interest Period (Rate Fixing Day).
Fixed Deposit Interest Rate for Individual Customers means the 12-month fixed deposit rate for individual customers, which shall be announced by the Bank from time to time pursuant to the Bank

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of Thailand's announcement on the day falling two Business Days prior to the first day of each Interest Period (Rate Fixing Day).
GAAP means generally accepted accounting principles in the jurisdiction of incorporation of each Obligor.
Guarantor means the person named in Clause 2.12 (Guarantor) (if any).
Loan means the principal amount of a borrowing under this Agreement or the outstanding principal amount of any such borrowing.
Material Adverse Effect means a material adverse effect on:
(a)the business, prospects or financial condition of any Obligor;
(b)the ability of any Obligor to perform its obligations under any Finance Document;
(c)the validity, legality or enforceability of any Finance Document or the priority and ranking of any Security Interest expressed to be created pursuant to any Finance Document; or
(d)the Bank's rights or remedy under any Finance Document.
Maturity Date means the date stated in Clause 2.4 (Maturity Date) of this Agreement.
MLR means the minimum loan rate charged by the Bank to its prime customers for loans, as announced from time to time by the Bank pursuant to the announcement of the Bank of Thailand.
MOR means the minimum overdraft rate charged by the Bank to its prime customers for overdrafts, as announced from time to time by the Bank pursuant to the announcement of the Bank of Thailand.
Mortgaged Property means all property that are subject to mortgage under the Security Documents.
MRR means the minimum retail rate charged by the Bank to its prime retail customers for loans, as announced from time to time by the Bank pursuant to the announcement of the Bank of Thailand.
Obligor means the Borrower, the Guarantor or an owner of the Security Asset.
Party means any party to this Agreement.
Quarter Date means the last Business Day of March, June, September and December.
Security Asset means all security assets provided by an Obligor to the Bank as security under any Finance Documents.
Security Documents means:
(a)any documents stated in Clause 2.11 (Security); and guarantee provided by the Guarantor (s) specified in Clause 2.12 (Guarantor (s)); and
(b)any other document evidencing or creating security over any asset of an Obligor to secure any obligation of any Obligor to the Bank under the Finance Documents.

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Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or any other agreement or arrangement having a similar effect.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).
Utilisation Date means the date on which the relevant Loan is to be made.
Utilisation Request means a request for a Loan, substantially in the form of Schedule 1 (Form of Utilisation Request).
1.2CONSTRUCTION
(a)In this Agreement, unless the contrary intention appears, a reference to:
(i)an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;
(ii)assets include present and future properties, business, revenues and rights of every description;
(iii)an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration, permission or notarisation of any governmental or other authority or any other person;
(iv)disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;
(v)indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;
(vi)a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity;
(vii)a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(viii)a Default being outstanding means that it has not been remedied (if any) or waived;
(ix)a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;
(x)a Clause, a Sub-clause or a Schedule is a reference to a clause or sub-clause of, or a schedule to this Agreement;
(xi)a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

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(xii)a Finance Document or other document or security includes any amendment to that Finance Document or other document or security, including any change in the purpose of, any extension for or any increase in the amount of a facility or any additional facility; and
(xiii)a time of day is a reference to Bangkok time.
(b)Unless the contrary intention appears:
(i)a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;
(ii)a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in this Agreement; and
(iii)the headings in this Agreement do not affect its interpretation.
2.LOAN DETAILS

2.1	Commitment

A Loan denominated in Thai Baht in an amount of up to THB 2,500,000,000 (Two Billion Five Hundred Million Baht), provided that the amount requested for utilisation, when converted into United States Dollars at the exchange rate determined by the Customer on the relevant Utilisation Date, shall not exceed USD 75,000,000 (Seventy-Five Million United States Dollars). The Borrower shall be solely responsible for monitoring and ensuring that the amount requested for utilisation does not exceed either of those limits. The Bank shall have no obligation to independently verify or monitor compliance with the USD 75,000,000 limit. For the avoidance of doubt, the Loan shall be denominated, disbursed and repaid in Thai Baht, and its equivalent amount in United States Dollars shall be calculated solely on the Utilisation Date. Any fluctuation in the exchange rate after the Utilisation Date shall not affect the principal amount of the Loan denominated in Thai Baht.

2.2	Facility type	Term Loan Facility
2.3	Purpose	To support Capital Expenditure
2.4	Maturity Date	In relation to each Utilisation, the date falling5 (five) years after the relevant Utilisation Date
2.5	Repayment Instalments
In relation to each Utilisation, the principal amount of relevant Loan shall be repaid in 20 (twenty) instalments, each in an amount equal to 5 (five) per cent of the principal amount of such Loan. The first 19 (nineteen) instalments shall be payable on the first Quarter Date falling after the relevant Utilisation Date and on each successive Quarter thereafter, and the 20th (twentieth) and final instalment shall be payable on the Maturity Date applicable to such Utilisation.

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2.6	Borrower's Bank Account No. used for repayment of Loan	283-0-01650-3
2.7	Availability Period	From the date of this Agreement until the last Business Day of December 2026
2.8	Interest Rate	2.45 (two point four five) per cent per annum
2.9	Interest Period	3 (three) months or such other period as requested by the Borrower and agreed to by the Bank
2.1	Fees
	•Front-end fee	None
	•Management fee	None
•Prepayment fee
1 (one) per cent of the remaining amount outstanding, in case of refinancing from other financial institutions. If the prepayment is sourced from business operations, the prepayment fee shall be waived.

	•Cancellation fee	None
	•Commitment fee	None
2.11	Security	None
2.12	Guarantor(s)	Fabrinet, a company incorporated and existing under the laws of Cayman Islands
2.13	Notice details
The Borrower:
Address: 5/6 Moo 6 Khlong Nueng Sub-district, Khlong Luang District, Pathum Thani Province
Tel: 02-524 9600 ext. 6608
Fax: -
E-mail: Karnjanas@fabrinet.co.th /Thanatpatarak@fabrinet.co.th
Attention: Ms. Karnjana Srisukho / Mr. Thanatpatara Krueasri

The Bank: Address: 550 Ploenchit Road, Khwaeng Lumphini, Khet Pathum Wan, Bangkok 10330 Tel: 02-296 2614 Fax: - Attention: Ms. Panpijit Srisuwatcharee

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3.FACILITY
3.1Subject to the terms of this Agreement, the Bank makes available to the Borrower a term loan facility in an aggregate principal amount equal to the amount specified in Clause 2.1 (Commitment) of this Agreement.
3.2The Loan may only be used for the purposes set forth in Clause 2.3 (Purpose) of this Agreement.
4.CONDITIONS PRECEDENT AND UTILISATION REQUESTS
4.1Conditions precedent
A Borrower may only submit a Utilisation Request if the Bank has received (or waived receipt of) all the documents and evidence set out in Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Bank. The obligations of the Bank to make any Loan are subject to the following further condition precedents:
(a)a Utilisation Request has been given in accordance with the terms of this Agreement;
(b)the representations and warranties given by the Borrower under this Agreement (including those contained in Clause 8 (Representations and Warranties) of this Agreement) remain correct in all respects;
(c)no Default is outstanding or would result from such Loan; and
(d)there is no event which could be reasonably expected to have a Material Adverse Effect.
4.2Utilisation Requests
The Borrower may borrow a Loan by giving the Bank a duly completed Utilisation Request. Unless the Bank otherwise agrees, the latest time for receipt by the Bank of a duly completed Utilisation Request is at 11.00 a.m. on 5 (the fifth) Business Day before the proposed borrowing date (the Utilisation Date). Each Utilisation Request is irrevocable. A Utilisation Request will not be regarded as duly completed unless:
(a)it has been signed by the Borrower and is substantially in the form set out in Schedule 1 (Form of Utilisation Request);
(b)the Utilisation Date is a Business Day falling within the Availability Period; and
(c)the amount of the Loan requested does not exceed the balance of the undrawn Commitment as at the Utilisation Date.
4.3Receipt
On each Utilisation Date, the Borrower shall execute and deliver to the Bank a receipt substantially in the form of Schedule 2 (Form of Receipt) as the evidence that the Borrower has received the amount of the Loan requested on that Utilisation Date.
4.4Common practice of the Bank
Except where it is provided to the contrary in this Agreement, a request for a Loan must be in accordance with the common practice of the Bank. For the purpose of this Clause, the Borrower

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must comply with all requirements relating to the common practice of the Bank in respect of the request of a Loan as notified by the Bank.
4.5Conditions on each Utilisation
The Borrower shall submit to the Bank a summary details of the capital expenditure for the financial years ending 2025-2026 duly signed by its authorized persons, in the form and substance satisfactory to the Bank and the aggregate principal amount of all Utilisations shall not exceed 60 (sixty) per cent of the total capital expenditure set out in such summary.
5.REPAYMENT, PREPAYMENT AND CANCELLATION
5.1Repayment
The Borrower must repay each Loans in instalments on the dates specified in Clause 2.5 (Repayment Instalment), provided that all outstanding principal amounts of the relevant Loan shall be repaid in full on the relevant Maturity Date applicable to such Loan under Clause 2.4 (Maturity Date).
5.2Voluntary prepayment
The Borrower may, by giving not less than 15 (fifteen) Business Days' prior written notice to the Bank, prepay any Loan (in whole or in part) on the last day of any Interest Period. No amount of a Loan which has been prepaid under this Agreement may subsequently be re-borrowed. The Prepayment Fee must be paid to the Bank on the day on which the Loan is prepaid.
5.3Mandatory prepayment – illegality
If the Bank notifies the Borrower that it is unlawful for the Bank to perform any of its obligations under the Finance Documents or to fund any Loan, then the Borrower must repay or prepay the Bank each Loan made to it on the date specified by the Bank in the notice provided to the Borrower following which the Commitment will immediately be cancelled. In this event, the Borrower is not required to pay the Prepayment Fee to the Bank.
5.4Cancellation
The Commitment will automatically be cancelled at the close of business on the last day of the Availability Period. The Borrower may, by giving not less than 15 (fifteen) Business Days' prior notice to the Bank, cancel the unutilised amount of the Commitment in whole or in part. The Borrower is required to pay to the Bank the Cancellation Fee on the date which the Commitment is cancelled.
5.5Miscellaneous provisions
(a)Any notice of prepayment or cancellation is irrevocable and must specify the relevant date and other details relating to the affected Loans.
(b)All prepayments must be made with accrued interest on the amount prepaid, calculated up to the date immediately preceding the date on which each prepayment is made.
(c)No prepayment or cancellation is allowed except in accordance with this Agreement.
(d)Any Commitment cancelled may not subsequently be reinstated.

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6.INTEREST, INTEREST PERIOD AND INTEREST ON OVERDUE AMOUNTS
6.1Interest Rate
The Borrower agrees to pay interest on each Loan at the interest rate specified in Clause 2.8 (Interest Rate). The Borrower must pay accrued interest on each Loan made to it on the Quarter Date.
6.2Change of Reference Interest Rate
To the extent that the Interest Rate is based on any reference interest rate, the Borrower acknowledges that the reference interest rate specified in this Agreement may from time to time increase or decrease depending on the condition of financial markets. The Borrower agrees to pay interest at the newly adjusted rate, whether or not a notice of any change in the reference interest rate has been given to the Borrower, if such newly adjusted rate does not exceed the highest applicable rate stipulated by laws.
6.3Interest Periods and payment of interest
(a)The first Interest Period in respect of any Loan commences from (and including) the first Utilisation Date and ends on (but excluding) the last day of the first Interest Period. Each subsequent Interest Period will commence from (and including) the last day of the preceding Interest Period and ends on (but excluding) the last day of the subsequent Interest Period.
(b)Interest is calculated on a daily basis based on the actual number of days elapsed of each Interest Period and a year of 365 days in case of THB or a year of 360 days in case of USD, commencing from (and including) the first day of each Interest Period to (but excluding) the interest payment date of such Interest Period.
6.4Interest on overdue amounts
If the Borrower fails to perform its obligations hereunder and/or fails to pay an amount payable by it under this Agreement or an Event of Default under this Agreement has occurred, the Borrower agrees that it is in default and all outstanding indebtedness whether or not due shall become immediately due and payable.
In case that the Borrower is in default as stipulated in paragraph 1 above, the Borrower agrees that the Bank is entitled to charge the Default Rate as stipulated in this Agreement from the date on which the Borrower is in default until the Borrower fully repays all indebtedness owing to the Bank on all Loans, except in the case that the Borrower is obliged to repay in instalment and the Borrower fails to repay in any instalment, the Bank is entitled to charge the Default Rate on Loan which is due and payable but unpaid of each instalment in accordance with the applicable law and/or rules and procedures stipulated by the Bank of Thailand which may be amended from time to time.
6.5Overdue interest
If interest (including, to the extent permitted by law, default interest) remains overdue and unpaid for a period of one year or more, such overdue interest will be added to the principal and become a Loan on which interest shall accrue at the Default Rate.
6.6Market disruption
If at any time any of the following events occurs, and after the notification by the Bank of such event, the Bank may fix a new interest rate applicable during the affected period as it thinks fit,

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taking into account the condition of the financial market at that time, and the Borrower agrees to pay interest at such new interest rate fixed by the Bank:
(i)    any event that, in the Bank's determination, adversely affects the overall financial market, and no appropriate mean exists for ascertaining any interest rates applicable under this Agreement for the affected period; or
(a)(ii)    if it is impracticable to determine any reference interest rate used in this Agreement or the relevant reference interest is no longer available.
7.PAYMENTS
7.1Method
All payments under the Finance Document must be made by the Borrower to the Bank (a) by fund transfer in immediately available fund to the Borrower's Bank Account specified in Clause 2.6 (Borrower's Bank Account No. used for repayment of Loan) by 10.00 a.m. on the date which the relevant amount becomes due in an amount at least equals to the total amount due and payable as at the relevant due date, plus all expenses to be incurred from the fund transfer between accounts or (b) any other method as may be agreed, from time to time, by the Bank and the Borrower.
7.2Funds
Payments under this Agreement and the Finance Documents to the Bank must be made in the currency stipulated in Clause 2.1 in such amount or such place of payment as the Bank may specify to the Borrower.
7.3Taxes
All payments made by the Borrower to the Bank under the Finance Documents must be free of any conditions, including deductions of taxes or other expenses which may be assessed or withheld according to applicable laws, orders or regulations of any government agencies in effect now and/or in the future. If the law requires that the Borrower make such deduction of taxes or expenses, the Borrower agrees to pay an amount which (after making such deduction of taxes or expenses) leaves an amount equal to the payment of the principal, interest, fees, expenses or any funds which would have been due under the Finance Documents as if no deduction of taxes or expenses had been made. After tax deduction, the Borrower must remit the tax payment to the Revenue Department and provide the relevant evidence to the Bank.
7.4Set-off
All payments made by the Borrower under the Finance Documents must be made without set-off or counterclaim.
7.5Business Days
If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the preceding Business Day or whatever day the Bank determines is market practice.

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7.6Timing of payments
If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the Bank.
8.REPRESENTATIONS AND WARRANTIES

8.1
Unless a representation and warranty is expressed to be given at a specific date, the Borrower makes the representations and warranties set out in Schedule 4 (Representations and Warranties) to the Bank on the date of this Agreement. Those representations and warranties shall be deemed to be repeated by the Borrower on each day during the term of this Agreement.

8.2
Where a representation or warranty in this Clause 8 (Representations and Warranties) is expressed to apply to any person other than the Borrower, the Borrower shall ensure that the stated position of such representation or warranty is true as at the time of making or repeating of that representation or warranty.

(a)
9.UNDERTAKINGS AND NEGATIVE COVENANTS
The Borrower agrees to be bound by the covenants set out in Schedule 5 (Undertakings and Negative Covenants) and, where the undertaking is expressed to apply to other person, the Borrower must ensure that such other person perform that undertaking.
10.EVENTS OF DEFAULT
10.1Event of Default means any of the following events or circumstances:
(a)Non-payment
An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents.
(b)Breach of other obligations
An Obligor does not comply with any term of the Finance Documents.
(c)Misrepresentation
A representation or warranty made or deemed to be repeated by an Obligor in any Finance Document or in any document which is required to be delivered by or on behalf of the Obligor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated.
(d)Cross-default
Any of the following occurs in respect of any Obligor: (a) any of its indebtedness (other than that stated in the Finance Documents) is not paid when due; (b) any of its indebtedness becomes prematurely due and payable, or is capable of being declared by a creditor to be

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prematurely due and payable; or (c) any commitment for its indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect.
(e)Insolvency
Any of the following occurs in respect of any Obligor:
(i)it is unable to pay its debts as they fall due, or is deemed for the purposes of any applicable law to be insolvent;
(ii)it admits its inability to pay its debts as they fall due;
(iii)it suspends making payments on any of its debts or announces an intention to do so;
(iv)it commences bankruptcy or business rehabilitation proceedings;
(v)it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness; or
(vi)any of its indebtedness is subject to a moratorium.
(f)Insolvency proceedings
Any of the following occurs in respect of any Obligor without the prior written consent of the Bank:
(i)any step is taken with a view to the suspension of payments, a moratorium or a composition, compromise, assignment or similar arrangement with any of its creditors;
(ii)a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;
(iii)any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;
(iv)any Security Interest is enforced over any of its assets;
(v)an order for its winding-up, administration, dissolution or reorganisation is made;
(vi)an official receiver, liquidator, plan preparer or administrator in business rehabilitation proceedings or similar officer is appointed in respect of it or any of its assets; or
(vii) any other analogous step or procedure is taken in any jurisdiction.
(g)Creditors’ process
(i)Any attachment, sequestration, distress or execution affects any asset(s) of any Obligor.

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(ii)Any legal claim against any Obligor adversely affects its financial condition and is not discharged within the time specified by the Bank.
(h)Cessation of business
(i)Any Obligor ceases, or threatens to cease, to carry on the business being carried out as at the date of this Agreement, except as a result of any disposal allowed under this Agreement or with the prior written consent of the Bank.
(ii)Any Obligor engages in business other than the business being carried out as at the date of this Agreement except with the prior written consent of the Bank.
(i)Effectiveness of Finance Documents
(i)Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.
(ii)A Security Document (if any) does not create a Security Interest it purports to create.
(j)Material adverse change
(i)Any Obligor carries out its internal reorganisation which, in the opinion of the Bank, has or is reasonably likely to have a Material Adverse Effect.
(ii)Any event or series of events occur which, in the opinion of the Bank, has or is reasonably likely to have a Material Adverse Effect.
10.2If an Event of Default under Clause 10.1 is outstanding, the Borrower agrees that the Bank shall have the right to:
(a)cancel all or any part of the unutilised Commitment; and/or
(b)enforce all or any part of the security constituted by the Security Documents.
11.EXPENSES
11.1The Borrower must pay to the Bank the amount of all costs and expenses (including fees relating to the appraisal of security assets and legal fees) incurred by the Bank arising from or in connection with:
(a)the negotiation, preparation, printing and execution of any Finance Document (including any Finance Document entered into after the date of this Agreement);
(b)any amendment, waiver or consent requested by the Borrower or specifically allowed by a Finance Document;
(c)the enforcement of, or the preservation of the Bank’s rights under any Finance Documents; and
(d)any proceedings threatened or instituted by or against the Bank as a consequence of it entering into a Finance Document.

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11.2The Borrower agrees to waive its right to claim a refund of all fees, expenses or other amounts paid by it to the Bank after the date of this Agreement if this Agreement becomes unenforceable or the Borrower is unable to draw the full or partial amount of the Commitment under this Agreement for any reason.
12.INDEMNITIES
12.1The Borrower must indemnify the Bank against any loss or liability which the Bank incurs as a consequence of:
(a)the occurrence of any Event of Default;
(b)any failure by the Borrower to pay any amount due under any Finance Document on its due date (including, but not limited to, fees, costs and expenses arising in connection with a Loan being repaid or prepaid otherwise than on the last day of the Interest Period applicable to it);
(c)(other than by reason of gross negligence or default by the Bank) a Loan not being drawn by the Borrower after a Utilisation Request has been delivered for that Loan;
(d)a Loan (or part of a Loan) not being prepaid in accordance with this Agreement;
(e)the investigation of any event which the Bank reasonably believes to be a Default;
(f)acting or relying on any notice which the Bank reasonably believes to be genuine, correct and appropriately authorised;
(g)obtaining of payment relating to the Borrower’s liability under the Finance Documents in any foreign currency (whether that payment results from a court’s decision or order requiring that the Borrower pay an indemnity or damages in any foreign currency to the Bank); or
(h)the introduction of, or any change in any law or regulation, which affects the granting of a Loan to the Borrower.
12.2The Borrower must pay to the Bank the amount of all fees, costs and expenses (including legal fees) incurred by it in connection with the unwinding of any derivative transaction entered into by the Bank in relation to the Finance Documents or the funding of the Loans under the Finance Documents as a result of the occurrence of a Default by the Borrower.
13.DISCLOSURE OF INFORMATION
13.1    The Borrower hereby grants consent to the Bank to exchange with or disclose, transmit and/or transfer to the entities within its financial business group, its data processors, third-party service providers (outsource), its agents, subcontractors, and/or co-branding partners the Borrower’s personal data and other data provided by the Borrower to the Bank for the use of the credit application/utilization that are necessary to be disclosed for the purpose of providing credit facilities in accordance with this terms and conditions in applying credit facility or credit utilization, considering credit application, conducting any action pursuant to credit application, conducting credit analysis, drawdown and receipt of money under credit facilities, arranging for contract execution/ any registration, evaluating collateral value, following up and monitoring status of Borrower, including for the purposes of carrying out risk assessment of the Borrower, preparing and delivering statement, reviewing repayment details, preventing and detecting fraud include investigating fraudulent transaction, improving the Bank’s products and services, communicating

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with the Borrower about the services, supporting the Bank’s service operations, for the benefit of debts collection process, and for the benefit of data processing. In addition, Borrower grants consent to the Bank to make copy or duplicate the documents showing source of income of the Borrower. The Borrower agrees that the consent given hereunder shall be effective until Borrower informs the Bank of its intention to revoke this consent unless there is restriction (either by law or contractual) prohibiting the revocation of consent. Further Borrower agrees to be responsible for any actual fee and expenses incurred including the collateral survey and evaluation and agrees not to claim for any compensation or damages incurred as a result of any actions of the Bank or persons receiving these information with consent given by the Borrower.
13.2    This Clause supersedes any previous confidentiality undertaking given by the Bank in connection with this Agreement prior to it becoming a Party.
14.MISCELLANEOUS
14.1Certificates and determinations
Any certification or determination by the Bank of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.
14.2Amendments and Waivers
(a)Any term of any Finance Document may only be amended in writing with the agreement of the Borrower and the Bank.
(b)A waiver of any term of the Finance Documents may be granted in writing by the Bank.
14.3Waivers and remedies cumulative
The rights of the Bank under the Finance Documents may be exercised as often as necessary, are cumulative and not exclusive of its rights under general law and may be waived only in writing and specifically. Delay in exercising or non-exercise of any right is not a waiver of that right.
14.4Assignments and transfers
The Borrower may not assign or transfer any of its rights and obligations under the Finance Documents without the prior written consent of the Bank. The Bank may, at any time assign or transfer (including by way of novation) any of its rights and obligations under the Finance Documents to any other person.
14.5Set-off
If the Borrower fails to make payment of any amount due under the Finance Documents (which includes the principal, interest, fees, insurance premiums (if any), expenses and indemnities), the Bank is authorized, and may, set off such amount (whether or not such amount due must be paid to the Bank or its branch) against any obligation owed by the Bank to the Borrower, by immediately and without prior notice to the Borrower, debiting the Borrower’s account or any funds of the Borrower held by the Bank, any amounts to be returned by the Bank to the Borrower and other amounts owed by the Bank to the Borrower. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

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14.6Severability
If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect the legality, validity or enforceability of any other terms of the Finance Documents.
14.7Notices
Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given: (a) in person or by post; or (b) by any means as agreed by the parties. Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing. The contact details of the parties for this purpose are as set forth in Clause 2.13 (Notice details). Either party may change their contact details by giving at least five Business Days’ notice to the other party.
14.8Effectiveness
All communications, demands, notices or other correspondence required to be given to the Borrower, whether the delivery is by registered or non-registered post or by hand, if they are sent to the Borrower’s address stated in this Agreement, shall be deemed to have duly been received by the Borrower, irrespective of whether there is a recipient. Even if the delivery is unsuccessful because (i) the Borrower has moved its place of business, (ii) there is a change to the Borrower’s address stated herein, (iii) the Borrower’s place of business is removed, in each case, without written notice of such change to the Bank, or (iv) the stated address is unfound, the Borrower shall be deemed to have duly received all communications, demands, notices or other correspondence given by the Bank.

14.9Entire agreement

This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of the Agreement.
14.10Disclosure for assignment
The Borrower agrees and consents that the Bank has the right to disclose any information and details of the Borrower under this Agreement, Security Documents or any documents relating to this Agreement to its successors or assignees.
14.11Personal Data Protection Act
Where the Borrower has provided to the Bank personal data of any other person:
(a)    the Borrower undertakes to verify the accuracy and completeness of such person’s personal data provided by the Borrower to the Bank, and to notify the Bank of any change to the personal data provided;
(b)    the Borrower warrants that the Borrower has obtained consent or can rely on other legal basis for the collection, use, disclosure and/or transfer of such personal data in compliance with applicable laws;

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(c)    the Borrower warrants that the Borrower has informed such person of the Bank’s privacy notice; and
(d)    the Borrower warrants that the Bank can lawfully collect, use, and further disclose and/or transfer of such personal data for the purposes set out in the Bank’s privacy notice (as may be amended from time to time), including the purposes set out in the Finance Document.
14.12Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Thai law.

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Schedule 1
FORM OF UTILISATION REQUEST
To:    Bank of Ayudhya Public Company Limited (as Bank)
From:    FABRINET COMPANY LIMITED
Date:    []
FABRINET COMPANY LIMITED – Loan Agreement dated [] and entered into between the Borrower and the Bank (the Agreement)
1.We refer to the Agreement. Capitalised terms defined in the Agreement have the same meaning in this Utilisation Request unless otherwise defined in this Utilisation Request.
2.We wish to submit this irrevocable Utilisation Request to the Bank with an intention to drawdown on the following terms:
(a)Utilisation Date: []; and
(b)Amount: THB [];
3.Our payment instructions are: []
4.We confirm that on the date of this Utilisation Request:
(a)all representations and warranties given by the Borrower under the Agreement (including those contained in Clause 8 (Representations and Warranties) of this Agreement) remain true and correct in all respects;
(b)no Default is outstanding or will result from the Loan; and
(c)there is no event or series of events which could be reasonably expected to have a Material Adverse Effect.
Signed on behalf of

FABRINET COMPANY LIMITED

By:
Name:
Title:

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Schedule 2
FORM OF RECEIPT

To:    Bank of Ayudhya Public Company Limited (as Bank)
From:    FABRINET COMPANY LIMITED
Date:    []
FABRINET COMPANY LIMITED (the Borrower) – the Loan Agreement dated [] and entered into between the Borrower and the Bank (the Agreement)
1.We refer to the Agreement. This is a Receipt. Capitalised terms defined in the Agreement have the same meaning in this Receipt unless otherwise defined in this Receipt.
2.We hereby confirm that the Loan made by you has been received by us in accordance with the Utilisation Request dated [] and such Loan is borrowed and received by us upon the terms and subject to the conditions set out in the Agreement in all respects.
Signed on behalf of

FABRINET COMPANY LIMITED

By:
Name:
Title:

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Schedule 3
CONDITIONS PRECEDENT
DOCUMENTS TO BE DELIVERED BEFORE THE FIRST UTILISATION REQUEST
Corporate documentation
1.A copy of the latest company affidavit, memorandum of association and articles of association of each Obligor (which were issued not more than 30 (thirty) days prior to the date of this Agreement).
2.A copy of the list of shareholders of each Obligor, of which details are based on its share register and were verified and certified by the Obligor's share registrar not more than 30 (thirty) days prior to the date of this Agreement, together with a representation of the Borrower that the list of shareholders is true and correct as at the date of this Agreement.
3.A certificate of an authorised signatory of the Borrower certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
Financial Information
4.A copy of the latest financial statements
Finance Documents
5.The Finance Documents executed by the parties thereto (together with all notices and acknowledgments thereto (if applicable)) and evidence that registrations required to be executed on or prior to the first Utilisation Date in order to effect and perfect any obligation under the Security Documents have been completed.

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Schedule 4
REPRESENTATIONS AND WARRANTIES
1.Status
To the extent that the Borrower is a corporate, the Borrower is a limited liability company, duly incorporated and validly existing under the laws of Thailand. It has the power to own its assets and carry on its business as it is being conducted.
To the extent that the Borrower is an individual, the Borrower has full legal capacity, is of sound mind and is not incompetent or quasi-incompetent and has not been adjudged to be incompetent or quasi-incompetent and is not insolvent and has the power to own his assets and carry on his business as it is being conducted.
2.Powers and authority
Each Obligor has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.
3.Legal validity
Each Finance Document to which each Obligor is a party is its legally binding, valid and enforceable obligation in accordance with its terms.
4.Non-conflict
The entry into and performance by each Obligor of, and the transactions contemplated by, Finance Documents do not conflict with:
(a)any law or regulation applicable to such Obligor;
(b)its company affidavit, objectives, memorandum of association and articles of association; or
(c)any document which is binding upon the Obligor or any of its assets.
5.No default
(a)No Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document.
(b)No other event or circumstance is outstanding which constitutes a default under any document which is binding on it or any of its assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.
6.Authorisations
All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect. To the extent that the Obligor is a corporate, its board of directors has approved the execution and performance of this Agreement and other documents stated in this Agreement. Such approval conforms to the Obligor's articles of association and the applicable laws.

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7.Ranking of Security
The security conferred by each Security Document (if any) constitutes a security interest of the type and priority described, over the assets referred to, in that Security Document and those assets are not subject to any prior or pari passu Security Interest except for liens or other preferential interests arising by operation of law.
8.Litigation
No litigation, arbitration or administrative proceedings against an Obligor has been started are current or, to its knowledge, threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.
9.Information
(a)All information supplied by it to the Bank in connection with the Finance Documents is true and accurate in all material respects as at the date at which it is stated to be given; and
(b)The Borrower has not omitted to supply any information which, if disclosed, might make the information supplied untrue or misleading in any material respect.
10.Financial statements
Its audited financial statements delivered to the Bank:
(a)have been prepared in accordance with GAAP; and
(b)give a true and fair view of its financial condition (consolidated, if applicable) as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements.
11.No material adverse change
There has been no material adverse change in the consolidated financial condition of the Borrower since the date on which the financial statements provided to the Bank under Schedule 3 (Conditions Precedent).
12.    Licences
All copyrights, patents, trademarks, concessions, licences, permits, consents, privileges and benefits under the law governing investment promotion, or any rights and benefits, or other authorisations granted, issued or certified by any relevant government agencies, authorities or corporate entities, which the Borrower is required to hold, maintain or use in the operation of its business or in relation to the execution or performance of this Agreement, remain in full force and effect.

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Schedule 5
UNDERTAKINGS AND NEGATIVE COVENANTS
Part 1
FINANCIAL INFORMATION COVENANTS
1.Financial statements
The Borrower must prepare and supply the audited consolidated financial statements of each Obligor (for each of its financial years) to the Bank immediately on demand or at the same time as it must deliver the documents to any relevant government agencies, authorities, the Stock Exchange of Thailand, the Office of the Securities and Exchange Commission or any regulatory authorities in accordance with applicable laws, rules and regulations.
2.Form of financial statements
The Borrower must ensure that each set of financial statements supplied under this Agreement were prepared in accordance with GAAP (if audited), gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.
3.Year end
The Borrower must not change its financial year end.
4.Information - miscellaneous
The Borrower must supply to the Bank:
(a)copies of all documents despatched by the Borrower to its shareholders or any class of them (if the Borrower is a legal entity) or its creditors generally or any class of them at the same time as they are despatched;
(b)promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings against any Obligor which are current, threatened or pending and which have or might, if adversely determined, have a Material Adverse Effect;
(c)promptly on request, such further information regarding the financial condition business and operations of any Obligor as the Bank may reasonably request; and
(d)promptly any documentation or other evidence which is reasonably requested by the Bank (whether for itself or on behalf of any prospective transferee) to enable the Bank or prospective transferee to carry out the duty of monitoring status of the Borrower and be satisfied with the results of all applicable customer due diligence requirements.
5.Notification of Default
The Borrower must notify the Bank of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

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Part 2
GENERAL COVENANTS
1.Authorisations
Each Obligor must promptly:
(a)obtain, maintain and comply with the terms; and
(b)supply certified copies to the Bank,
of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of any Finance Document.
2.Compliance with laws
Each Obligor must comply in all respects with all laws to which it is subject.
3.Pari passu ranking
Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law.
The Borrower shall ensure that the collateral provided under this Agreement shall not be inferior to other banks.
4.Negative pledge
Except as provided below, no Obligor may create or allow to exist any Security Interest on any land and building owned by the Borrower in Thailand:
(a)any lien arising by operation of law and in the ordinary course of business;
(b)any Security Interest created over goods (or the related documents of title) and/or cash deposits in respect of letters of credit, trust receipt, bank guarantee or similar instruments issued at the request of the relevant Borrower in order to assure payment of raw materials, goods and/or services for operation of their ordinary course of business, provided that the underlying indebtedness is paid when due; and
(c)any other Security Interest created with the prior written consent of the Bank.
5.Indebtedness
No Obligor may incur or permit to be outstanding any indebtedness, except for the following:
(a)any indebtedness incurred under the Finance Documents;
(b)any derivative transaction entered into with the Bank to protect against fluctuations in any rate or price entered into in the ordinary course of business;
(c)any indebtedness incurred in the ordinary course of business of the Borrower;

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(d)any indebtedness owed to any person other than the Bank which the Borrower have already notified to the Bank prior to the date of this Agreement; and
(e)any indebtedness incurred with prior written consent from the Bank.
6.Loan or guarantee
Each Obligor must not, without prior written consent of the Bank, grant loans or credit, provide guarantee or incur liabilities to any person or assume any person's indebtedness.
7.Change of business
Each Obligor must ensure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.
8.Capital reduction or mergers
No Obligor may reduce its capital or enter into any amalgamation, demerger, merger or reconstruction other than under an intra-Group re-organisation on a solvent basis or other transaction agreed by the Bank.
9.Acquisitions or investment in other business
The Borrower must not acquire any business, shares or other ownership interests in any other person. This does not apply to acquisitions where the Borrower gives written notice to the Bank at least 30 (thirty) days before the date of such acquisitions, with a summary of the intended investment project and nature of the target business, including other documents to be delivered to the Bank as it may request in the future.
10.Loan to Value
If the Bank considers that the value of the Mortgaged Property is depreciated for any reason, or that the Mortgaged Property is damaged, lost or put in peril to such an extent that its value becomes depreciated and insufficient to secure the Borrower's obligations under this Agreement, the Borrower shall, or shall procure that the other Obligors shall, at the sole discretion of the Bank,
(a)repay or procure the repayment of such amount of the Loan as is required to restore the Loan to value ratio as determined by the Bank;
(b)mortgage additional property in favour of the Bank on the same terms as those that apply to the Mortgaged Property; or
(c)provide any other asset acceptable to the Bank and create Security Interest over such asset to restore the Loan to value ratio as determined by the Bank.
11.Insurance
(a)The Borrower shall take out and renew insurance of the Mortgaged Property (if any), whether existing as at the date of this Agreement and/or to be constructed in the future, with one or more reliable insurance companies which is not under punishment pursuant to regulations of competent authority, provided that the Bank is named the co-insured and sole loss payee, so that the insurances are maintained in full force and effect throughout the time that the Loan owed by the Borrower to the Bank under the Finance Documents is outstanding. The insured amount shall at least be equal to the

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amount approved or determined by the Bank, without prejudice to the Bank's right to increase the insured amount to be higher than the specified amount if it deems appropriate. The Bank shall be named as a beneficiary in respect of each insurance policy. The Borrower shall deliver all insurance policies to the Bank within the time specified by the Bank. In case of any amendment or variation of the insurance policy, prior notice shall be given to the Bank and prior approval from the Bank is required. Within the time specified by the Bank, the Borrower shall deliver the amended policy and/or other evidence showing the amendment or variation of the policy to the Bank.
(b)If the Borrower does not take action as required in paragraph (a) above and/or does not renew any insurance policy, the Bank may immediately take such action at its sole discretion. The Bank shall also have the discretion to advance any payment for the Borrower without prior notice and the Borrower shall be liable to all of the relevant costs and expenses. The Borrower agrees and acknowledges that this Agreement shall constitute a power-of-attorney by which it authorises the Bank as its attorney to do all necessary acts and things relating to the insurances on its behalf, including to execute and/or sign any necessary documents and to appoint a substitute as the Bank thinks fit to do such acts and things on the Bank's behalf. The Borrower shall not cancel, revoke or withhold those authorisations granted to the Bank by this Agreement for any reason.
12.Inspection of the Borrower's business
The Borrower agrees that the Bank may access to the Borrower's books, accounts and records during the Borrower's normal working hours as the Bank may require, provided that such inspection shall not interrupt the Borrower's day-to-day operations and the Bank shall give the Borrower prior notice.
13.Further Assurances
Each Obligor must, at its own expense, take whatever action as the Bank may require for:
(a)creating, perfecting or protecting any security intended to be created by the Security Documents; or
(b)facilitating the realisation of any Security Asset, or the exercise of any right, power or discretion exercisable, by the Bank or any of its delegates in respect of any Security Asset.
This includes:
(a)the execution of any transfer, conveyance, assignment or assurance of any property, whether to the Bank or to its nominee; or
(b)the giving of any notice, order or direction and the making of any registration.
14.Purpose of the Loan
Any Loans received by the Borrower from the Bank under this Agreement must be used for the purpose stated in Clause 2.3 (Purpose) only. The Borrower shall not use the funds for any unauthorised purpose unless the Bank grants prior written consent.
15.Compliance
Each Obligor agrees (i) to comply with all applicable laws, rules and regulations of any relevant government agencies, the Stock Exchange of Thailand, authorities, corporations or entities as necessary for the operation of its business; and (ii) to apply for and maintain all necessary licences, certificates, consents or other documents necessary for the operation of its business.

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16.    Debt Services Coverage Ratio
Throughout the period of this Agreement, the Borrower shall maintain its Debt Services Coverage Ratio (DSCR) to be not less than 2 (two) times. For the purpose of this Agreement, “Debt Service Coverage Ratio” or “DSCR” means the ratio of EBITDA to the aggregate of CPLTD and Interest Payment, calculated in accordance with the following formula:
DSCR = EBITDA / (CPLTD + Interest Payment)
“EBITDA” means Earnings before interest expenses, taxes, depreciation, and amortization
“CPLTD” means Current portion of long-term debt in prior year
“Interest Payment” means Interest expense
17.    Interest Bearing Debt to Equity Ratio
Throughout the period of this Agreement, the Borrower shall maintain its Interest Bearing Debt to Equity Ratio (IBD/E) to be not more than 1 (one) times, to be tested annually in respect of each financial year of the Borrower.
18.Shareholding percentage
The Borrower shall procure the Guarantor to maintain its shareholding portion at 100 (one hundred) per cent in the Borrower throughout the term of this Agreement.

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This Agreement is made in duplicate with the same content. Having thoroughly read and understood the Agreement, the parties considered that the Agreement meet their intentions and, therefore, have hereunto affixed their signatures with the company's seals (if any) in the presence of witnesses on the above written date. Each party holds one copy of the Agreement.

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SIGNATORIES

Borrower
FABRINET COMPANY LIMITED

By: /s/ CSABA SVERHA
Name: Mr. Csaba Sverha
Title: Chief Finance Officer

Bank
BANK OF AYUDHYA PUBLIC COMPANY LIMITED

By /s/ SUPATCHANUN KHAHATNASES         By /s/ AMMARISA KHAMPHONG
Name: Supatchanun Khahatnases            Name: Mrs. Ammarisa Khamphong
Title:

Witness /s/ PANPIJIT SRISUWATCHAREE
Name: Ms. Panpijit Srisuwatcharee

Witness /s/ PAWEENA YAOYOEI
Name: Paweena Yaoyoei

For more details about the Bank’s privacy notice, please visit  www.krungsri.com/pdpa/privacy-notice-en

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